Exhibit 10.70
ANDEAVOR RESTORATION
PENSION PLAN
ARTICLE I
GENERAL PROVISIONS
1.1    Establishment and Purpose.
WHEREAS, Tesoro Corporation (the "Company") previously established the Tesoro Corporation Restoration Retirement Plan (the "Prior Plan") primarily for the purpose of providing benefits for a select group of management and highly compensated employees of the Company and its Subsidiaries that will restore benefits that may not otherwise be provided under the Pension Plan solely by reason of the limitations under Sections 401(a)(17) and 415 of the Code;
WHEREAS, the Plan is intended to qualify as a "top hat" plan under Sections 201(2), 301(a)(3) and 401(a)(l) of ERISA; and
WHEREAS, the Company previously amended and restated the Plan, effective January 1, 2009, to comply with Regulations under Section 409A of the Code and the Regulations promulgated thereunder and to clarify certain operational provisions of the Plan;
WHEREAS, the Company desires to amend and restate the Prior Plan, effective August 1, 2017, to incorporate prior amendments, to reflect a change in the name of the Company and to make such other changes as deemed appropriate;
NOW, THEREFORE, the Company adopts this amended, restated and renamed Andeavor Restoration Pension Plan (the “Plan”), effective August 1, 2017, as follows:
1.2    Definitions.
"Affiliate" means each entity that would be considered a single employer with the Company under Section 414(b) or Section 414(c) of the Code, except that the phrase "at least 50%" shall be substituted for the phrase "at least 80%" as used therein.
"Aggregated Plan" means all agreements, methods, programs and other arrangements that are aggregated with this Plan under Section 1.409A-1(c) of the Regulations.
"Beneficiary" means the person or persons designated to receive the Participant's Restoration Pension Benefit in the event of his death.
"Board" means the Board of Directors of the Company.
"Change in Control" means (i) there shall be consummated (A) any consolidation or merger of Company in which Company is not the continuing or surviving corporation or pursuant to which shares of Company's Common Stock would be converted into cash, securities or other property, other than a merger of Company where a majority of the board of directors of the surviving corporation are, and for a one-year period after the merger continue to be, persons who were directors of Company immediately prior to the merger or were elected as directors, or nominated for election as director, by a vote of at least two-thirds of the directors then still in office who were directors of Company immediately prior to the merger, or (B) any sale, lease, exchange or transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of Company, or (ii) the shareholders of Company shall approve any plan or proposal for the liquidation or dissolution of Company, or (iii) (A) any "person" (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934), other than Company or a Subsidiary or any employee benefit plan sponsored by Company or a Subsidiary, shall become the beneficial owner (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934) of securities of Company representing 35 percent or more of the combined voting power of Company's then outstanding securities ordinarily (and apart from rights accruing in special circumstances) having the right to vote in the election of directors, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise, and (B) at any time during a period of one-year thereafter, individuals who immediately prior to the beginning of such period constituted the Board shall cease for any reason to constitute at least a majority thereof, unless election or the nomination by the Board for election by Company's shareholders of each new director during such period was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period.
"Chief Executive Officer" means the Chief Executive Officer of the Company.
"Code" means the Internal Revenue Code of 1986, as amended from time to time.
"Committee" means, prior to August 1, 2017, the Tesoro Corporation Employee Benefits Committee and, effective August 1, 2017, the Andeavor Employee Benefits Committee appointed by the Compensation Committee of the Board, or such other committee designated by the Compensation Committee of the Board to discharge the duties of the Committee hereunder. Notwithstanding the foregoing, with respect to the investment of Plan assets held in the Trust, the term “Committee” means, prior to August 1, 2017, the Tesoro Corporation Pension Finance Committee and, effective August 1, 2017, the Andeavor Pension Finance Committee appointed by the Compensation Committee of the Board, or such other committee designated by the Compensation Committee of the Board to manage the investment of Plan assets held in the Trust.
"Company" means, prior to August 1, 2017, Tesoro Corporation, a Delaware corporation and, effective August 1, 2017, Andeavor, a Delaware corporation, or any successor thereto.
"Compensation" shall, unless otherwise determined by the Committee, have the same meaning as the term "Basic Compensation" in the Pension Plan (determined without regard to any limits imposed on compensation under the Code).
"Disability" means Disability as such term is defined under the Pension Plan.
"Distribution Date" means the date on which distributions to a Participant are to commence hereunder. Distribution Dates are determined as provided under the terms of the Plan.

"Distribution Option" means the form in which payments to a Participant are to be paid. Distribution Options are determined as provided in Article 3 of the Plan.
"Insolvency" means, with respect to the Company: (1) an adjudication of bankruptcy; (2) the assignment for the benefit of creditors of or by the Company; (3) a material part or all of the property of the Company becomes subject to the control and direction of a receiver, which receivership is not dismissed within sixty (60) days of such receiver's appointment; or (4) the filing by the Company of a petition for relief under any federal or other bankruptcy or other insolvency law or for an arrangement with creditors.
"Participant" means any employee who has satisfied the eligibility requirements set forth in Section 1.4 of the Plan.
"Pension Benefit" means the benefit payable to a Participant under the Pension Plan.
"Pension Plan" means, prior to August 1, 2017, the Tesoro Corporation Retirement Plan, as amended, and, effective August 1, 2017, the Andeavor Pension Plan, as may be amended from time to time.
"Plan" means, prior to August 1, 2017, the Tesoro Corporation Restoration Retirement Plan, as amended from time to time, and, effective August 1, 2017, the Andeavor Restoration Pension Plan, effective August 1, 2017, as may be amended from time to time.
"Plan Year" means the twelve-month period beginning each January 1.
"Regulations" means the Treasury Regulations promulgated under the Code.
"Restoration Pension Benefit" means the annual benefit payable to the Participant as provided in Article 2.
"Separation from Service" means a reasonably anticipated permanent reduction in the level of bona fide services performed by the Participant for the Company and its Affiliates, for any reason, to 20% or less of the average level of bona fide services performed by the Participant for the Company and its Affiliates (whether as an employee or an independent contractor) in the immediately preceding thirty-six (36) months (or the full period of service to the Company and its Affiliates if the Participant has been providing services to the Company and its Affiliates for fewer than thirty-six (36) months), or the Participant's death. The determination of whether a Separation from Service has occurred shall be made by the Committee in accordance with the provisions of Section 409A of the Code and the Regulations promulgated thereunder.
"Subsidiary" means any entity in which the Company owns or otherwise controls, directly or indirectly, stock or other ownership interests having the voting power to elect a majority of the board of directors, or other governing group having functions similar to a board of directors, as determined by the Committee.
"Supplemental Executive Retirement Plan" or "SERP" means, prior to August 1, 2017, the Tesoro Corporation Supplemental Executive Retirement Plan, as amended, and, effective August

1, 2017, the Andeavor Supplemental Executive Retirement Plan, as may be amended from time to time.
1.3    Administration.
(a)    The Committee shall administer the Plan and have sole and absolute authority and discretion to decide all matters relating to the administration of the Plan, including, without limitation, determining the rights and status of Participants or their Beneficiaries under the Plan. The Committee is authorized to interpret the Plan, to adopt administrative rules, regulations, and guidelines for the Plan, and may correct any defect, supply any omission or reconcile any inconsistency or conflict in the Plan. The Committee's determinations under the Plan need not be uniform among all Participants, or classes or categories of Participants, and may be applied to such Participants, or classes or categories of Participants, as the Committee, in its sole and absolute discretion, considers necessary, appropriate or desirable. All determinations by the Committee shall be final, conclusive and binding on the Company, the Participant and any and all interested parties.
(b)    The Committee may delegate such of its powers and authority under the Plan to the Company's officers or such other person(s) as it deems necessary or appropriate. In the event of such delegation, all references to the Committee in this Plan shall be deemed references to such officers or such other person(s) as it relates to those aspects of the Plan that have been delegated.
(c)    Any action taken by the Committee with respect to the rights or benefits under the Plan of any Participant shall be subject to correction by the Committee as to payments not yet made to such person, and acceptance of any deferred compensation benefits under the Plan constitutes acceptance of and agreement to the Committee's or the Company's making any appropriate adjustments in future payments to such person (or to recover from such person) any excess payment or underpayment previously made to him.
(d)    Notwithstanding any provision of the Plan to the contrary, if any benefit provided under this Plan is subject to the provisions of Section 409A of the Code and the Regulations issued thereunder, the provisions of the Plan shall be administered, interpreted and construed in a manner necessary to comply with Section 409A and the Regulations issued thereunder (or disregarded to the extent such provision cannot be so administered, interpreted or construed).
1.4    Eligibility and Participation.
(a)    Participation in the Plan is limited to those individuals who are within the category of a select group of management and highly compensated employees as referred to in Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA, and who are within the group of officers and key management employees of the Company and its Subsidiaries that is set forth on Exhibit 1 attached hereto. Notwithstanding the foregoing, individuals who are first employed by the Company or a Subsidiary on or after January 1, 2011 and who are eligible to participate in the SERP upon their employment shall not be eligible to participate in the

Plan unless they subsequently become ineligible to participate in the SERP and are otherwise eligible to participate herein as described above.
(b)    A Participant shall cease to be a Participant upon receiving payment for the full amount of benefits to which the Participant is entitled under the Plan or becomes ineligible to participate based on eligibility status as determined in Section 1.4(a) of this Plan. Once a Participant is no longer eligible to actively participate in the Plan, he shall not be entitled to any further accrual of a Restoration Pension Benefit hereunder.
ARTICLE 2
RESTORATION PENSION BENEFITS
2.1    Benefit Determination
Subject to Section 3.3, upon a Participant's Separation from Service, such Participant shall be entitled to receive a Restoration Pension Benefit in the event the Pension Benefit of such Participant is limited by the application of Section 401(a)(17) or Section 415 of the Code. The Restoration Pension Benefit shall be equal to the difference between: (1) the Pension Benefit paid to the Participant; and (2) the benefit that would have otherwise been paid to the Participant under the Pension Plan, without regard to the limitations of Section 401(a)(17) and Section 415 of the Code, reduced by the amount of any qualified and nonqualified retirement benefits from a prior employer of the Participant if said prior employer or employer facility was previously acquired by or merged into the Company or any Affiliate and benefit service with such prior employer is recognized by the Company under any qualified or nonqualified retirement plan, pursuant to the terms of an acquisition agreement or as otherwise provided under a separate agreement with the Company or an Affiliate. Such benefit shall be calculated as of the first day of the calendar month next following the month of the Participant's Separation from Service. Any amount payable hereunder will be subject to the same actuarial assumptions and discounts for early retirement as are specified in the Pension Plan. The Restoration Pension Benefit described above shall be payable to the Participant upon his Separation from Service, as provided in Article 3 hereof.
2.2    Additional Time Recognition
If an event occurs for a Participant who has an employment agreement or a management stability agreement with the Company that causes the recognition of additional service credit under the terms of such agreement, the additional service will be recognized only for purposes of calculating the Restoration Pension Benefit.
ARTICLE 3
DISTRIBUTIONS
3.1    Distribution of Benefits.
Except as otherwise provided in this Article 3, a Participant's Restoration Pension Benefit shall be paid in accordance with this Section 3.1.

(a)    General Payment Rules. Benefits will be paid on the first day of each month. The last payment will be on the first day of the month in which the Participant dies except as otherwise provided under another form of payment elected under Section 3.2.
(b)    Commencement of Benefits.
(i)    Death of Participant. In the event of the Participant's death, the Participant's Restoration Pension Benefit shall be paid or commence within ninety (90) days of the Participant's death.
(ii)    Separation from Service. In the event of the Participant's Separation from Service for any reason other than due to the Participant's death, the Participant's Restoration Pension Benefit shall be paid or commence on the first day of the seventh (7th) calendar month beginning after such Separation from Service. The first payment shall include all amounts that would otherwise have been paid had distribution commenced on the first day of the calendar month next following the calendar month of the Participant's Separation from Service, together with interest, which shall be calculated by using the interest rate used for purposes of determining the present value of a lump sum payment under Section 3.2 and in effect on the date of the Participant's Separation from Service.
3.2    Distribution Option/Manner of Payment.
In the absence of an affirmative election to the contrary, each Participant's Restoration Pension Benefit shall be made in a form of a straight life annuity; provided, however, if the present lump sum value of the Participant's Restoration Pension Benefit (determined in accordance with the applicable actuarial assumptions set forth in the Pension Plan, as in effect prior to its amendment and restatement effective January 1, 2008) is less than $100,000, the Restoration Pension Benefit will be paid in a single-lump sum. All payments under the Plan shall be made in cash. Subject to the foregoing, each Participant may elect the Distribution Option for his Restoration Pension Benefit, in accordance with such election procedures as are established by the Committee, which Distribution Options shall include any actuarially equivalent annuity form of payment permitted under the Pension Plan, but shall not include a lump sum payment. Actuarial equivalence shall be determined in accordance with the applicable actuarial assumptions set forth in the Pension Plan. Notwithstanding any provision herein to the contrary, in the event of a Participant's death, the form of payment of the Restoration Pension Benefit shall be determined in accordance with Section 3.5.
3.3    Vesting.
Subject to the full vesting of a Participant's Restoration Pension Benefit following a Change in Control, as set forth in Section 3.4, Restoration Pension Benefits will only be paid to a Participant who has been credited with three (3) years of vesting service (the calculation of such vesting service to be determined in accordance with the provisions of the Pension Plan and to include service credited under Section 3.6 as applicable). A Participant who is not credited with the requisite vesting service will not be entitled to a Restoration Pension Benefit.

3.4    Change in Control.
Notwithstanding the foregoing provisions of Article 3, upon a Change in Control, a Participant will become fully vested in his Restoration Pension Benefit accrued as of the date of the Change in Control. The payment of Restoration Pension Benefits will not be accelerated following a Change in Control and will only be paid in accordance with Section 3.1 to the Participant following Separation from Service. All Restoration Pension Benefits payable to a Participant following a Change in Control will be paid in the form determined in accordance with the provisions of Section 3.2.
3.5    Death.
In the event that a Participant dies following completion of three (3) years of vesting service and prior to the commencement of his Restoration Pension Benefit, his Beneficiary will, subject to the mandatory lump sum distribution provisions of Section 3.2, receive the Restoration Pension Benefit, payable in a single life annuity for the life of the Beneficiary; provided, however, in lieu of payment of such benefit in the form of a single life annuity, the benefit may be paid in the form of an actuarially equivalent form of benefit permitted under the Pension Plan, if elected by the Beneficiary, provided, however, that a lump sum benefit may not be elected. Notwithstanding the foregoing, in the event that the Beneficiary is not the spouse of the deceased Participant (as determined in accordance with the Pension Plan), the benefit will be paid in a lump-sum payment calculated as if the Beneficiary were the same age as the Participant. Death prior to completion of the requisite three (3) years of vesting service will result in no Restoration Pension Benefit being payable to the Beneficiary.
3.6    Disability.
In the event of a Participant's Disability, for purposes of determining the Participant's Restoration Pension Benefit and calculating vesting service, the Participant shall be deemed to have remained in active employment with the Company or a Subsidiary at the same rate of Compensation until the earlier of the Participant's attainment of his Normal Retirement Date (as defined under the Pension Plan) or the date the Participant no longer suffers from a Disability. The Participant's Restoration Pension Benefit shall be paid as set forth in Sections 3.1 and 3.2.
3.7    Change in Time of Payments.
Notwithstanding any provision of this Article III to the contrary, the benefits payable hereunder may, to the extent expressly provided in this Section 3.7, be paid prior to or later than the date on which they would otherwise be paid to the Participant.
(a)    Distribution in the Event of Income Inclusion Under Code Section 409A. If any portion of a Participant's Restoration Pension Benefit is required to be included in income by the Participant prior to receipt due to a failure of this Plan or any Aggregated Plan to comply with the requirements of Code Section 409A and the Regulations, the Committee may determine that such Participant shall receive a distribution from the Plan in an amount equal to the lesser of: (i) the portion of his or her Restoration Pension Benefit required to be included in income as a result of the failure of the Plan or any Aggregated Plan to comply with the requirements of Code Section 409A and the Regulations, or (ii) the remainder of the Participant's Restoration Pension Benefit.
(b)    Distribution Necessary to Satisfy Applicable Tax Withholding. If the Company is required to withhold amounts to pay the Participant's portion of the Federal Insurance Contributions Act (FICA) tax imposed under Code Sections 3101, 3121(a) or 3121(v)(2) with respect to amounts that are or will be paid to the Participant under the Plan before they otherwise would be paid, the Committee may determine that such Participant shall receive a distribution from the Plan in an amount equal to the lesser of: (i) the amount of the Participant's Restoration Pension Benefit or (ii) the aggregate of the FICA taxes imposed and the income tax withholding related to such amount.
(c)    Delay for Payments in Violation of Federal Securities Laws or Other Applicable Law. In the event the Company reasonably anticipates that the payment of benefits as specified hereunder would violate Federal securities laws or other applicable law, the Committee may delay the payment under this Article III until the earliest date at which the Company reasonably anticipates that the making of such payment would not cause such violation.
(d)    Delay for Insolvency or Compelling Business Reasons. In the event the Company determines that the making of any payment of benefits on the date specified hereunder would jeopardize the ability of the Company to continue as a going concern, the Committee may delay the payment of benefits under this Article III until the first calendar year in which the Company notifies the Committee that the payment of benefits would not have such effect.
(e)    Administrative Delay in Payment. The payment of benefits hereunder shall begin at the date specified in accordance with the provisions of the foregoing paragraphs of this Article III; provided that, in the case of administrative necessity, the payment of such benefits may be delayed up to the later of the last day of the calendar year in which payment would otherwise be made or the 15th day of the third calendar month following the date on which payment would otherwise be made. Further, if, as a result of events beyond the control of the Participant (or following the Participant's death, the Participant's Beneficiary or Beneficiaries), it is not administratively practicable for the Committee to calculate the amount of benefits due to Participant as of the date on which payment would otherwise be made, the payment may be delayed until the first calendar year in which calculation of the amount is administratively practicable.
(f)    Impermissible Designation. Notwithstanding the foregoing provisions, if the period during which payment of benefits hereunder will be made occurs, or will occur, in two calendar years, the Participant shall not be permitted to designate the calendar year in which the payment shall be made.

ARTICLE 4
FUNDING BY COMPANY
4.1    Unsecured Obligation of Company.
(a)    Any benefit payable pursuant to this Plan shall be paid from the general assets of the Company. Nothing contained in this Plan and no action taken pursuant to the provisions of this Plan shall create a trust of any kind or a fiduciary relationship between any Participant (or any other interested person) and the Company or the Committee, or require the Company to maintain or set aside any specific funds for the purpose of paying any benefit hereunder. To the extent that a Participant or any other person acquires a right to receive payments from the Company under this Plan, such right shall be no greater than the right of any unsecured general creditor of the Company.
(b)    If the Company maintains a separate fund or makes specific investments, including the purchase of insurance insuring the life of a Participant, to assure its ability to pay any benefits due under this Plan, neither the Participant nor the Participant's Beneficiary or Beneficiaries shall have any legal or equitable ownership interest in, or lien on, such fund, policy, investment or any other asset of the Company. The Company, in its sole discretion, may determine the exact nature and method of informal funding (if any) of the obligations under this Plan. If the Company elects to maintain a separate fund or makes specific investments to fund its obligations under this Plan, the Company reserves the right, in its sole discretion, to terminate such method of funding at any time, in whole or in part.
4.2    Cooperation of Participant.
If the Company, in its sole discretion, elects to invest in a life insurance, disability or annuity policy on the life of Participant to assist it with the informal funding of its obligations under this Plan, Participant shall assist the Company, from time to time, promptly upon the request of the Company, in obtaining such insurance policy by supplying any information necessary to obtain such policy as well as submitting to any physical examinations required therefore. The Company shall be responsible for the payment of all premiums with respect to any whole life, variable, or universal life insurance policy purchased in connection with this Plan unless otherwise expressly agreed.
ARTICLE 5
BENEFICIARIES
The Participant's designated Beneficiary under the Plan shall be determined in accordance with the beneficiary designation made by the Participant under the Pension Plan.

ARTICLE 6
CLAIMS PROCEDURES
6.1    Claims for Benefits.
The Committee shall determine the rights of any Participant to any deferred compensation benefits hereunder. Any Participant who believes that he has not received the deferred compensation benefits to which he is entitled under the Plan may file a claim in writing with the Committee. The Committee shall, no later than 90 days after the receipt of a claim (plus an additional period of 90 days if required for processing, provided that notice of the extension of time is given to the claimant within the first 90-day period), either allow or deny the claim in writing. If a claimant does not receive written notice of the Committee's decision on his claim within the above-mentioned period, the claim shall be deemed to have been denied in full.
A denial of a claim by the Committee, wholly or partially, shall be written in a manner calculated to be understood by the claimant and shall include:
(a)    the specific reasons for the denial;
(b)    specific reference to pertinent Plan provisions on which the denial is based;
(c)    a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and
(d)    (an explanation of the claim review procedure and the time limits applicable to such procedures, including a statement of the claimant's right to bring a civil action under Section 502(a) of ERISA.
6.2    Appeal Provisions.
A claimant whose claim is denied (or his duly authorized representative) may within 60 days after receipt of denial of a claim file with the Committee a written request for a review of such claim. If the claimant does not file a request for review of his claim within such 60-day period, the claimant shall be deemed to have acquiesced in the original decision of the Committee on his claim, the decision shall become final and the claimant will not be entitled to bring a civil action under Section 502(a) of ERISA. If such an appeal is so filed within such 60-day period) the Company (or its delegate) shall conduct a full and fair review of such claim. During such review, the claimant (or the claimant's authorized representative) shall be given the opportunity to review all documents that are pertinent to his claim and to submit issues and comments in writing.
The Company shall mail or deliver to the claimant a written decision on the matter based on the facts and the pertinent provisions of the Plan within 60 days after the receipt of the request for review (unless special circumstances require an extension of up to 60 additional days, in which case written notice of such extension shall be given to the claimant prior to the commencement of such extension). Such decision shall be written in a manner calculated to be understood by the claimant, shall state the specific reasons for the decision and the specific Plan provisions on which the decision was based and shall, to the extent permitted by law, be final and binding on all interested persons. If the decision on review is not furnished to the claimant within the above-mentioned time period, the claim shall be deemed to have been denied on review.
ARTICLE 7
MISCELLANEOUS
7.1    Withholding.
The Company shall have the right to withhold from any Restoration Pension Benefits payable under the Plan or other wages payable to a Participant an amount sufficient to satisfy all federal, state and local tax withholding requirements, if any, arising from or in connection with the Participant's receipt or vesting of deferred compensation benefits under the Plan.
7.2    No Guarantee of Employment.
Nothing in this Plan shall be construed as guaranteeing future employment to any Participant. Without limiting the generality of the preceding sentence, except as otherwise set forth in a written agreement, a Participant continues to be an employee of the Company solely at the will of the Company subject to discharge at any time, with or without cause. The benefits provided for herein for a Participant shall not be deemed to modify, affect or limit any salary or salary increases, bonuses, profit sharing or any other type of compensation of a Participant in any manner whatsoever. Nothing contained in this Plan shall affect the right of a Participant to participate in or be covered by or under any qualified or nonqualified pension, profit sharing, group, bonus or other supplemental compensation, retirement or fringe benefit Plan constituting any part of the Company's compensation structure whether now or hereinafter existing.
7.3    Payment to Guardian.
If a benefit payable hereunder is payable to a minor, to a person declared incompetent or to a person incapable of handling the disposition of his property, the Committee may direct payment of such benefit to the guardian, legal representative or person having the care and custody of such minor, incompetent or person. The Committee may require such proof of incompetency, minority, incapacity or guardianship, as it may deem appropriate prior to distribution of the benefit. Such distribution shall completely discharge the Company from all liability with respect to such benefit.
7.4    Assignment.
No right or interest under this Plan of any Participant or Beneficiary shall be assignable or transferable in any manner or be subject to alienation, anticipation, sale, pledge, encumbrance or other legal process or in any manner be liable for or subject to the debts or liabilities of the Participant or Beneficiary.
7.5    Severability.

If any provision of this Plan or the application thereof to any circumstance(s) or person(s) is held to be invalid by a court of competent jurisdiction, the remainder of the Plan and the application of such provision to other circumstances or persons shall not be affected thereby.
7.6    Amendment and Termination.
The Company may at any time (without the consent of any Participant) modify, amend or terminate any or all of the provisions of this Plan; provided, however, that no modification, amendment or termination of this Plan shall adversely affect the rights of a Participant under the Plan without the consent of such Participant. Notwithstanding the foregoing or any provision of the Plan to the contrary, the Company may at any time (without the consent of any Participant) modify, amend or terminate any or all of the provisions of this Plan to the extent necessary to conform the provisions of the Plan with Section 409A of the Code regardless of whether such modification, amendment or termination of this Plan shall adversely affect the rights of a Participant under the Plan.
7.7    Effect of Termination.
If the Plan is terminated, the accrual of all benefits hereunder shall thereupon cease. Notwithstanding the foregoing, to the extent provided by the Company in accordance with Section 7.6, the Plan may be liquidated following a termination under any of the following circumstances:
(a)    the termination and liquidation of the Plan within twelve (12) months of a complete dissolution of the Company taxed under Section 331 of the Code or with the approval of a bankruptcy court pursuant to 11 U.S.C. § 503(b)(1)(A); provided that the benefits under this Plan are included in the Participants' gross incomes in the latest of the following years (or, if earlier, the taxable year in which the amount is actually or constructively received): (i) the calendar year in which the Plan is terminated; (ii) the first calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the payment is administratively practicable.
(b)    the termination and liquidation of the Plan pursuant to irrevocable action taken by the Company within the thirty (30) days preceding or the twelve (12) months following a change of control within the meaning of Section 409A of the Code; provided that all Aggregated Plans are terminated and liquidated with respect to each Participant that experienced such change of control, so that under the terms of the termination and liquidation, all such Participants are required to receive all amounts of deferred compensation under this Plan and any other Aggregated Plans within twelve (12) months of the date the Company irrevocably takes all necessary action to terminate and liquidate this Plan and such other Aggregated Plans;
(c)    the termination and liquidation of the Plan, provided that: (i) the termination and liquidation does not occur proximate to a downturn in the Company's financial health; (2) the Company terminates and liquidates all Aggregated Plans; (3) no payments in liquidation of this Plan are made within twelve (12) months of the date the Company irrevocably takes all necessary action to terminate and liquidate this Plan, other than payments that would be payable under the terms of this Plan if the action to terminate and liquidate this Plan had not occurred; (4) all payments are made within twenty four (24) months of the date on which the Company irrevocably takes all action necessary to terminate and liquidate this Plan; and (5) the Company does not adopt a new Aggregated Plan at any time within three (3) years following the date on which the Company irrevocably takes all action necessary to terminate and liquidate the Plan.
7.8    Exculpation and Indemnification.
The Company shall indemnify and hold harmless the members of the Committee from and against any and all liabilities, costs and expenses incurred by such persons as a result of any act, or omission to act, in connection with the performance of such person's duties, responsibilities and obligations under the Plan, other than such liabilities, costs and expenses as may result from the gross negligence, willful misconduct, and/or criminal acts of such persons.
7.9    Leave of Absence.
The Company may, in its sole discretion, permit a Participant to take a leave of absence for a period. Any such leave of absence must be approved by the Company. During this time, the Participant will still be considered to be employed by the Company for purposes of this Plan, unless otherwise provided by the Company in accordance with applicable policies and procedures.
7.10    Gender and Number.
For purposes of interpreting the provisions of this Plan, the masculine gender shall be deemed to include the feminine, the feminine gender shall be deemed to include the masculine, and the singular shall include the plural unless otherwise clearly required by the context.
7.11    Governing Law.
Except as otherwise preempted by the laws of the United States, this Plan shall be governed by and construed in accordance with the laws of the State of Texas, without giving effect to its conflict of law provisions.
7.12    Effective Date.
The effective date of the amended and restated Plan, as signed this 28th day of July, 2017, is August 1, 2017.

ANDEAVOR (or, prior to August 1, 2017, TESORO CORPORATION)

By:/s/ Rob Patterson
Rob Patterson
Vice President, Compensation & Benefits

ANDEAVOR RESTORATION
PENSION PLAN
Exhibit 1

Effective as of January 1, 2011 and continuing for purposes of this amended and restated Plan, the following is the group of officers and key management employees of the Company eligible to participate in the Andeavor Restoration Pension Plan, except as otherwise provided in Section 1.4(a) of the Plan:
Each Employee whose Pension Benefit is limited by the application of Section 401(a)(17) or Section 415 of the Internal Revenue Code, but only if such Employee is a member of a select group of management and highly compensated employees, as determined by the Committee, and is not designated for participation in the Andeavor Executive Security Plan or is not otherwise provided a separate supplemental retirement benefit as a part of an employment agreement with the Company or a Subsidiary.

4842-3746-9726v.8 47436-9